Exhibit 10.17

[Form of LP Interest Agreement with Put Feature]

LP INTEREST AGREEMENT OF AQUILEX HOLDCO L.P.

This LP Interest Agreement (this “Agreement”) is made and entered into as of this     th day of             , 20            (the “Grant Date”), by and between Aquilex Holdco L.P., a Delaware limited partnership (the “Partnership”) and             (“Employee”) pursuant to the Agreement of Limited Partnership executed on December 15, 2008 by Aquilex Holdco GP LLC, Employee, Ontario Teachers’ Pension Plan Board and the other signatories thereto (the “LP Agreement”). Capitalized terms not defined in this Agreement have the meanings ascribed to them in the LP Agreement.

WHEREAS, pursuant to this Agreement Employee is a Management Limited Partner of the Partnership;

WHEREAS, Employee has contributed Rollover Units to the Partnership in exchange for Common Interests in the Partnership;

WHEREAS, in consideration of Employee’s future services to Aquilex Acquistion Sub III, LLC, a Delaware limited liability company and a wholly owned subsidiary of the Partnership (“Aquilex”) or a Subsidiary of Aquilex, Partnership wishes to grant Employee certain Profits Interests in Partnership.

NOW, THEREFORE, in order to carry out their intent as expressed above and in consideration of the mutual agreements hereinafter contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby covenant and agree as follows:

1. Grant of LP Interests. Employee is hereby granted Common Interests and Profits Interests in the Partnership as set forth below.

Limited Partner	Capital Contribution in respect of Common Interests	Common Interests		Time Vested Profits Interests		Performance Vested Profits Interests		Capital Contribution in respect of Profits Interests	Hurdle Amount in respect of each Profits Interests
[Employee]	$	[	]	[	]	[	]	$	$

2. Special Event. A termination by Employee for Good Reason (as defined below) shall be treated as a termination “by such Management Limited Partner for a Special Event” for purposes of the definition of Good Leaver Event in the LP Agreement. “Good Reason” means (i) a material reduction in Employee’s compensation as an employee of Aquilex Corporation, a Delaware corporation, (which includes base salary, annual incentive compensation opportunity and executive perquisites), other than any isolated or inadvertent failure by Aquilex Corporation that is not in bad faith and is cured within 30 Business Days after Employee gives Aquilex and the Partnership notice of such event, (ii) a material diminution in Employee’s title, duties and responsibilities, other than any isolated or inadvertent failure by Aquilex Corporation that is not in bad faith and is cured within 30 Business Days after Employee gives Aquilex and the Partnership notice of such event or (iii) a material relocation (exceeding 50 miles) of Aquilex Corporation’s headquarters in Atlanta, Georgia.

3. Permitted Liquidity (Redemption at Option of Employee).

(a) Subject to Sections 11.02 and 11.03 of the LP Agreement and provided that (i) there has not been an earlier Liquidity Event, on the fifth anniversary (and each anniversary thereafter until the 10th anniversary) of the date of this Agreement, the General Partner shall, within a reasonable period, determine the Fair Market Value of a Common Interest as of such anniversary date. If, based on such determination of Fair Market Value, the Performance Criteria would have been met had a Change in Control taken place at the Fair Market Value on the date of such anniversary (the first such deemed satisfaction of the Performance Criteria, the “Permitted Liquidity Event”) then, within 60 days after the occurrence of such Permitted Liquidity Event, Employee will be permitted a one time right to sell any or all of his Common and Profits Interests granted under this Agreement (such Common and Profits Interests, the “Liquidity Interests”) to the Partnership for a Redemption Price per each Liquidity Interest equal to the Fair Market Value of a Common Interest being redeemed and the Fair Market Value of a Profits Interest being redeemed, in each case, measured using the Fair Market Value that resulted in the Permitted Liquidity Event.

(b) The Redemption Price payable shall be payable in five equal installments with the first installment being made six months and one day after the date of notification in writing to the General Partner by Employee that he wishes to sell some or all of his Liquidity Interests and then one additional installment being made on each of the four anniversaries following such date of notification. Interest shall be paid on the unpaid balance from the redemption notification date at the greater of the AFR and 5.00%. However, to the extent that Employee has received any distributions or cash sales proceeds in respect of any Common Interests or Profits Interests prior to the Permitted Liquidity Event, then for purposes of determining the timing of the payment of the Redemption Price pursuant to this section (but not the dollar amount thereof), such prior distributions or cash sales proceeds will be aggregated with the Redemption Price in respect of the Liquidity Interests being redeemed and will be treated as first being paid out to satisfy the initial installments pursuant to this section with the remaining Redemption Price being paid in subsequent installments. An example is as follows, if Employee receives a $4 million distribution in year 4 and elects to sell $6 million of LP Interests after a year 5 Permitted Liquidity Event, then $6 million sales proceeds would be paid $2 million on the second, third and fourth anniversaries of the date of notification (because the first 40% of the aggregate $10 million would be treated as having been paid pursuant to the year 4 distribution).

(c) Notwithstanding anything to contrary, to the extent that paying the Redemption Price (or any installment thereof) to Employee would cause adverse consequences to the Partnership or its Subsidiaries under the terms of any debt agreements or similar instruments, the Partnership may delay the payment of the Redemption Price (or any installment thereof) until such later time as such payment would not reasonably be expected to result in adverse consequence under the terms of such debt agreements or similar instruments. If such delay extends for more than 45 days, interest on the unpaid balance will accrue at the AFR. The Partnership shall, or shall cause its Subsidiaries to, use its commercially reasonable efforts to secure waivers allowing for payment of the Redemption Price pursuant to a Permitted Liquidity Event under this Section 3.

(d) For the avoidance of doubt, any sales under this Section 3 shall be subject to the redemption provisions of Section 11.04, 11.05, 11.06 (so long as it is not in conflict with the next to last sentence of Section 3(c) of this Agreement) and 11.07 of the LP Agreement.

4. LP Agreement. This Agreement shall be incorporated by reference into, and deemed part of, the LP Agreement and all of the terms and conditions of the LP Agreement shall apply to this Agreement.

[Signatures on following page]

AQUILEX HOLDCO L.P.

	By:	AQUILEX HOLDCO GP LLC
as its General Partner

		By:	Ontario Teachers Pension Plan Board
as Sole Member

By:
Name:
Title:

[Employee]

Name: